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                                                                       EXHIBIT 5

                               FANNING AND KELLEY
                                   SOLICITORS



23 September 2002

HIBERNIA FOODS PLC
68 MERRION SQUARE
DUBLIN 2


                                 O P I N I O N
                                 -------------


PREFACE

We act for Hibernia Foods plc ("Hibernia") as Irish solicitors in connection with this matter. Gerard Fanning, a member of the firm is a non-executive director and Corporate Secretary of Hibernia and was formerly an employee of Hibernia and he has options to purchase 137,000 ordinary shares of Hibernia under its various stock option plans.

We are familiar with the private placement transaction whereby Hibernia and certain accredited investors entered into an agreement dated April 9, 2002 (the "private placement") whereby, among other things, Hibernia issued to such investors, for consideration, 2,246,221 ordinary shares of Hibernia, par value of (euro)0.088881 each per share (the "ordinary shares").

We are also familiar with the transaction whereby Hibernia and certain accredited investors entered into an agreement dated as of July 3, 2002 whereby Hibernia issued 8% Convertible Loan Notes entitling the holders thereof to convert their loan notes into ordinary shares of Hibernia. The Convertible Loan Notes plus accrued interest are convertible into ordinary shares at $5.00 each. The exact amount of ordinary shares issuable will also be determined with reference to the relevant US Dollar exchange rate applicable at the time of conversion for those Convertible Loan Notes which are denominated in Euros or Sterling Pounds. Based on current exchange rates the maximum aggregate number of ordinary shares issuable on conversion is 3,671,028.

We are also familiar with the transaction whereby the aforesaid accredited investors who entered into the July 3, 2002 Convertible Loan Agreement were issued, for consideration, non detachable Class H Warrants to purchase ordinary shares in Hibernia subject to antidilution provisions. The exact amount of ordinary shares issuable will also be determined with reference to the relevant US Dollar exchange rate applicable at the time of conversion for those Convertible Loan Notes which are denominated in Euros or Sterling Pounds. Based on current exchange rates the maximum aggregate number of ordinary shares issuable on exercise of the Class H Warrants is 3,059,190.



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1        BASIS OF OPINION

1.1 We have not investigated the laws of any country other than Ireland and this Opinion is given only with respect to the laws of Ireland in effect at the date of this Opinion. We have assumed without enquiry, that there is nothing in the laws of any other jurisdiction, which would or might affect our Opinion as stated herein.

1.2 We have examined all relevant documents, contracts and instruments we have deemed necessary for the purpose of this Opinion.

1.3 We have not been responsible for the investigation or verification of the facts or the reasonableness of any assumptions or statements of opinion represented by Hibernia nor have we attempted to determine whether any material facts have been omitted.

2        ASSUMPTIONS

         For the purposes of giving this Opinion, we have assumed:

2.1      the genuineness of all signatures and seals;

2.2 the authenticity and completeness of all documents submitted to us as originals;

2.3 the completeness and conformity to originals of all documents supplied to us as certified, conformed or photographic copies or received by us by facsimile transmission and the authenticity of the originals of such documents;

2.4 the absence of fraud and the presence of good faith on the part of all parties to the Agreement and their respective officers, employees, agents and advisers.


OPINION

         Based upon and subject to the foregoing, we are of the opinion that:

         The 2,246,221 ordinary shares issued pursuant to the private placement have been duly authorised and are validly issued, fully paid and non-assessable ordinary shares ; and

         The ordinary shares when issued in accordance with terms of the July 3, 2002 8% Convertible Loan Notes Agreement and related non-detachable Class H warrants will be duly and validly authorized, issued and fully paid up at that time.


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We hereby consent to the filing of this opinion as an exhibit to this
Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in this Registration Statement. In giving this consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act 1933.

This Opinion speaks as of its date and may not be relied upon as of any later date. It is to be construed in accordance with and governed by the laws of Ireland. It is delivered in connection with the matters referred to herein and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter. We assume no obligation to update the opinion set forth in this letter.

Yours faithfully


/s/ Fanning and Kelly
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Fanning and Kelly


Dublin, Ireland












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